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                                                                      Exhibit 12

                               Deluxe Corporation
                Computation of Ratio of Earnings to Fixed Charges

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                                       Twelve Months
                                           Ended                                    Years Ended December 31,
                                           -----             ---------------------------------------------------------------------
                                        Dec 31 1995            1994           1993           1992           1991           1990
                                        -----------            ----           ----           ----           ----           ----
EARNINGS

Income from Continuing Operations
  before Income Taxes                     $169,319            $246,706       $235,913       $324,783       $295,493       $282,506

Interest expense
(excluding capitalized interest)            13,099               9,733         10,070         15,371          8,220          1,427

Portion of rent expense under
long-term operating leases
representative of an interest factor        14,761              13,554         13,259         12,923         11,807         10,849

Amortization of debt expense                    84                  84             84             84             71              0
                                                --                  --             --             --             --              -

Total earnings                            $197,263            $270,077       $259,326       $353,161       $315,591       $294,782


FIXED CHARGES

Interest Expense
(including capitalized interest)           $14,714             $10,492        $10,555        $15,824         $8,990         $1,860

Portion of rent expense under
long-term operating leases
representative of an interest factor        14,761              13,554         13,259         12,923         11,807         10,849

Amortization of debt expense                    84                  84             84             84             71              0
                                                --                  --             --             --             --              -

Total fixed charges                        $29,559             $24,130        $23,898        $28,831        $20,868        $12,709



Ratio of earnings
to fixed charges:                              6.7                11.2           10.9           12.2           15.1           23.2

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